Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:

Artivion	Gilmartin Group LLC
D. Ashley Lee	Brian Johnston / Lynn Lewis
Executive Vice President &	Phone: 332-895-3222
Chief Financial Officer	investors@artivion.com
Phone: 770-419-3355

Elizabeth Hoff Joins Artivion Board of Directors

ATLANTA, GA – (September 29, 2022) – Artivion, Inc. (NYSE: AORT), a leading cardiac and vascular surgery company focused on aortic disease, today announced the appointment of Elizabeth A. Hoff to its Board of Directors effective October 1, 2022.

“We are excited to welcome Elizabeth to our Board of Directors,” said Pat Mackin, Chairman, President, and Chief Executive Officer. “Elizabeth brings a wealth of knowledge in the medical device industry demonstrated by her tenure in the aortic space leading teams focused on the development and commercial launch of innovative healthcare technologies.”

Ms. Hoff stated, “I am honored to join Artivion during this transformative time in the company’s history as the team continues to make excellent progress on the company’s strategic growth initiatives and to solidify Artivion as a market leader in the treatment of aortic disease.”

Ms. Hoff has 30 years of experience in the medical device and diagnostics industries and in the commercialization of transformational technologies. Ms. Hoff has served in various senior leadership roles related to, or in, the medical device field, including serving as the Executive Director of Business Development and Strategy at DM Clinical Research and as Chief Executive Officer or as an executive at several medical device start-up companies. She founded Hoff Professional Services where she offered consulting and executive coaching services to medical device leaders. Earlier in her career, she gained in-depth global experience in the aortic space, first at Guidant, leading Guidant’s endovascular expansion in Europe, and then as a Business Unit Leader at W. L. Gore, launching and leading the endovascular AAA and thoracic stent graft programs. She gained further senior executive experience at Medtronic as General Manager, where she defined and drove a ten-fold expansion in Medtronic’s implantable cardiac diagnostic platform (now the LinQ product family). Hoff received her Bachelor of Arts in Managerial Studies and Psychology from Rice University.

About Artivion, Inc.
Headquartered in suburban Atlanta, Georgia, Artivion, Inc. is a medical device company focused on developing simple, elegant solutions that address cardiac and vascular surgeons’ most difficult challenges in treating patients with aortic diseases. Artivion’s four major groups of products include: aortic stent grafts, surgical sealants, On-X mechanical heart valves, and implantable cardiac and vascular human tissues. Artivion markets and sells products in more than 100 countries worldwide. For additional information about Artivion, visit our website, www.artivion.com.